Exhibit 99.1

Corporate Headquarters P.O. 64683 St. Paul, Minnesota 55164-0683	Contact:	Steven Brazones Investor Relations 651-236-5158

NEWS	For Immediate Release	March 22, 2005

H.B. Fuller Reports First Quarter Results

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) today reported operating results for the first quarter that ended February 26, 2005.

Net Income

First quarter net income was $6.5 million or $0.22 per share (diluted). Last year’s first quarter net income was $4.6 million or $0.16 per share (diluted). This year’s net income includes, on a pre-tax basis, a $1.8 million gain on the sale of fixed assets, $1.0 million gain on an insurance settlement, $1.1 million in severance and other related expenses, and $1.0 million in expenses related to the investigation of the Company’s Chilean operations.

Net Revenue

Net revenue for the first quarter of 2005 was $353.0 million, a 10.8 percent increase from the first quarter of 2004. Improved pricing and volumes contributed 4.4 percent and 1.4 percent, respectively, while acquisitions added 2.7 percent and positive currency effects contributed 2.3 percent.

Segment Net Revenue

•	Global Adhesives’ net revenue increased 12.8 percent compared to last year

•	Volume increased 1.6 percent

•	Prices increased 4.4 percent

•	Currency had a positive impact of 3.0 percent

•	Acquisitions had a positive impact of 3.8 percent

•	Full-Value / Specialty Group’s net revenue increased 6.2 percent compared to last year

•	Volume increased 1.0 percent

•	Prices increased 4.5 percent

•	Currency had a positive impact of 0.7 percent

Al Stroucken, CEO, said, “During the first quarter, we made progress on the pricing front; however, the effect of this progress was tempered by a reduced rate of volume growth and the continued escalation of raw material prices. Despite the risk of some possible market share loss due to opportunistic competitive action, we are convinced that we need to continue our pricing strategy in the quarters ahead.”

Conference Call

H.B. Fuller will host a conference call March 23, 2005 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the Internet at H.B. Fuller’s website at www.hbfuller.com under the section shareholder information or at www.streetevents.com. A replay will also be made available on our website from March 23, 2005 until April 6, 2005.

Safe Harbor for Forward-Looking Statements

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-K filing of February 25, 2005. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included. References to volume changes include volume, product mix, and delivery charges, combined.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2004 net revenue of $1.410 billion. Common stock is traded on the NYSE exchange under the symbol FUL. For more information about the Company, visit their website at www.hbfuller.com.

H.B. FULLER COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL INFORMATION

In thousands, except per share amounts (unaudited)

	13 Weeks Ended February 26, 2005	13 Weeks Ended February 28, 2004
Net revenue	$352,987	$318,573
Cost of sales	(262,278)	(232,796)

Gross profit	90,709	85,777
Selling, general and administrative expenses	(80,321)	(75,409)
Gains from sales of fixed assets	1,794	34
Other expense, net	(352)	(967)
Interest expense	(3,330)	(3,564)

Income before income taxes, minority interests and income from equity investments	8,500	5,871
Income taxes	(2,720)	(1,879)
Minority interests in consolidated income	226	120
Income from equity investments	495	501

Net Income	$6,501	$4,613

Basic income per common share	$0.23	$0.16

Diluted income per common share	$0.22	$0.16

Weighted-average common shares outstanding:
Basic	28,541	28,347
Diluted	28,962	28,888

Selected Balance Sheet Information (subject to change prior to filing of the Company’s Quarterly Report on Form 10-Q)

	February 26, 2005	November 27, 2004	February 28, 2004
Inventory	$174,773	$159,067	$154,893
Trade accounts receivable, net	246,158	262,932	235,133
Trade accounts payable	159,550	164,846	105,862
Total assets	1,088,921	1,135,359	1,015,741
Long-term debt, including current installments	138,308	161,069	161,343